EXHIBIT 99.1

                        SUIT FILED AGAINST BRUNSWICK

    Kathryn Chieger, Vice President - Corporate and Investor Relations
(847) 735-4612
                                                        For Immediate Release

         LAKE FOREST, Ill., Feb. 17, 1999 - Brunswick Corporation (NYSE: BC) announced today that it has been served with a lawsuit filed on Feb. 10, 1999 in Federal District Court in Minnesota claiming Brunswick violated various provisions of the antitrust laws in connection with its sales of MerCruiser sterndrive and inboard engines. The suit was filed by a former Brunswick boat
dealer, Amo Marine Products, Inc., which was dissolved in 1993.   The plaintiff
requests class status purporting to represen all marine dealers who purchased sterndrive or inboard engines or boats equipped with such engines from
Brunswick during a 12-year period.   Brunswick said it believes the suit is
without merit and will aggressively defend itself against it.

         This is the third filed action seeking to rely on an adverse judgement arising out of a suit tried in Little Rock, Ark. in June 1998. The company is in the process of appealing this verdict. While there can be no assurances, the company believes the jury verdict will ultimately be reversed.

         Brunswick Corporation is a multinational company serving outdoor and indoor active recreation markets with consumer products that include such leading brands as Zebco and Quantum fishing equipment; American Camper and Remington camping gear; Igloo coolers and ice chests; Mongoose and Roadmaster bicycles; Brunswick bowling and family entertainment centers, equipment and consumer products; Brunswick billiards tables; Life Fitness, Hammer Strength and ParaBody exercise equipment; Sea Ray, Bayliner and Maxum pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Mercury and Mariner outboard engines; and Mercury MerCruiser sterndrives and inboard engines.

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